Exhibit 99.1

Press Release January 23, 2006

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN  46804-7932

260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Reports Strong Results for 2005 Fourth Quarter and Year

FORT WAYNE, INDIANA, January 23, 2006 – Today Steel Dynamics, Inc. (NASDAQ:STLD) announced net sales of $2.2 billion for the year 2005, a 2% increase over 2004 net sales of $2.1 billion. Net income was $222 million, or $4.35 per diluted share, compared to 2004 net income of $295 million or $5.27 per diluted share. For the fourth quarter of 2005 net income was $65 million, or $1.31 per diluted share, compared to $82 million or $1.47 per diluted share in the fourth quarter of 2004. Fourth quarter diluted earnings per share increased 42% from $.92 in the prior quarter. Net sales for the fourth quarter were $570 million, 5% lower than the fourth quarter of 2004.

In 2005 the company’s operating income was $109 per ton shipped with an operating margin of 18%. After staffing new operations, employment in 2005 increased to 1,795 resulting in revenues per employee of $1.3 million.

Consolidated shipments for 2005 grew 5% to 3.6 million tons. Consolidated shipments in the fourth quarter were up 9% to 920,000 tons compared to 846,000 tons in the fourth quarter of 2004. Compared to the third quarter of 2005, fourth quarter consolidated shipments were essentially the same. The average consolidated selling price per ton shipped in the fourth quarter increased 15% to $619 from $540 in the third quarter, but was 13% lower than the $710 achieved in the fourth quarter of 2004. The cost of steel scrap per net ton charged increased $41 from the third quarter to the fourth quarter. Natural gas and electrical energy costs also increased substantially quarter over quarter.

The company’s 2005 capital expenditures of $63 million were somewhat lower than initially planned as several projects were delayed. These and other contemplated growth opportunities will likely increase SDI’s capital expenditures in 2006.

“2005 was a very strong year for Steel Dynamics,” said Keith Busse, President and CEO. “Although steel demand fell off sharply in the first half of the year, steel shipments rebounded in the second half of the year with backlogs remaining strong as we move forward in 2006. Overall, though, we were able to maintain strong profit margins for the year in spite of selling prices and steel scrap costs fluctuating dramatically throughout the year.”

In 2005 the Flat Roll Division continued to be the dominant contributor to SDI’s results with shipments of 2.4 million tons of hot-rolled and finished steels, accounting for 67% of SDI’s steel operations shipments. Increased sales of coated products, including light-gauge galvanized and painted flat-roll steel, resulted in a richer product mix, enhancing the division’s profit margins. In addition, the division has made and is continuing to make modifications to operating procedures and equipment that will allow it to increase annual flat roll production capacity to approximately 2.7 million tons in 2006. Caster modifications planned for 2006 are expected to bring the Butler mill’s annual production capacity to nearly 3.0 million tons, dependent upon mix, in 2007.

The Structural & Rail Division, in its third full year of operations, achieved record shipping volumes, revenues, and margins. Demand for wide-flange beams for non-residential construction improved during the middle of the year and has remained strong through the second half. Shipments of 827,000 tons in 2005 were 13% higher than 2004 shipments of 734,000 tons. The Columbia City mill operated at near-

capacity in the second half and finished the year with an approximate three-month backlog. Limited amounts of rail were produced and shipped in 2005.

Growth in the second year of operations of the Bar Products Division in Pittsboro, Indiana proved to be more challenging than in its first year due to weaker markets for special-bar-quality (SBQ) products and the mill’s continued role as a spot-market provider. Nevertheless, the Bar Products Division shipped 357,000 tons in 2005 compared to 318,000 tons in 2004, a 12% increase. Late in the year, plans were announced to add an SBQ finishing facility at Pittsboro, which is expected to be in operation by the end of the first quarter. This will allow the division to offer a variety of value-added processes and services to meet the needs of a growing list of SBQ clients. These new capabilities are expected to allow the Bar Products Division to secure a higher proportion of contract business for SBQ products in 2006. The division expects to achieve shipments of over 400,000 tons for 2006.

New Millennium Building Systems again achieved record shipments and operating income in 2005. The company’s new production facility in Lake City, Florida, began joist production in March and became profitable in its fourth month. Market demand for New Millennium’s products were strong at both its Indiana and Florida plants.

“Looking ahead to 2006, we are optimistic about the sustainability of favorable domestic steel market conditions, especially for construction steels and bar products,” Busse said. “The U.S. economy remains strong which suggests steel demand should continue to be strong across most steel-consuming market sectors. Steel inventories appear to be in line now, if not low by historical standards, and consequently we expect SDI’s steel shipments to continue to grow this year. SDI anticipates first quarter results to be relatively unchanged, if not up slightly, from the fourth quarter. Selling values could rise slightly, but it is too soon to make that call. We expect scrap prices on a linked-quarter basis will be relatively unchanged.

“We currently expect the previously announced merger of Roanoke Electric Steel with Steel Dynamics to close by the end of the first quarter of 2006. Roanoke posted excellent operating results in its fiscal year ended October 31. We believe that together, the two companies can achieve operating synergies and produce even greater returns which will be additive to SDI’s growth. Combining Roanoke’s capacity with SDI’s recent capacity improvements, our overall steelmaking capability could approach 5 million tons in 2006.”

Additional Information

In connection with the recently announced merger of Steel Dynamics, Inc. (“SDI”) and Roanoke Electric Steel Corporation (“Roanoke”), SDI filed a registration statement on Form S-4 on January 18, 2006, including a related Roanoke/SDI proxy statement/prospectus, in connection with the merger transaction involving SDI and Roanoke. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus because they contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SDI by contacting SDI Investor Relations at (260) 459-3553. Investors and security holders may obtain free copies of the documents filed with the SEC by Roanoke by contacting Roanoke Investor Relations at (540) 342-1831.

Roanoke, SDI and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Roanoke in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction is included in the registration statement of SDI and proxy statement/prospectus of SDI and Roanoke described above. Additional information regarding the directors and executive officers of SDI is also included in the SDI proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2005. Additional information regarding the directors and executive officers of Roanoke is also included in Roanoke’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on December 21, 2004.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at SDI and Roanoke as described above.

Conference Call and Webcast

On Tuesday, January 24, 2006 at 9:00 am EST, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss the fourth quarter and the year’s results for 2005. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

  www.steeldynamics.com

Dial-in information to listen to the call is available on our Web site. Only analysts and other callers identified prior to the call may be included in queue for questions.

No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564

 F.Warner@SteelDynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net Sales	$569,645	$600,370	$2,184,866	$2,144,913

Costs of goods sold	429,689	430,914	1,699,717	1,541,423
Selling, general, and administrative expenses	26,058	29,463	91,974	96,581

Operating Income	113,898	139,993	393,175	506,909

Interest expense	7,898	8,342	34,341	38,907
Other (income) expense, net	411	(1,327)	(1,792)	(7,031)

Income before income taxes	105,589	132,978	360,626	475,033

Income taxes	40,652	50,532	138,841	179,719

Net income	$64,937	$82,446	$221,785	$295,314

Basic earnings per share	$1.51	$1.67	$4.97	$5.99

Weighted average common shares outstanding	43,133	49,250	44,621	49,287

Diluted earnings per share,
including effect of assumed conversions	$1.31	$1.47	$4.35	$5.27
Weighted average common shares and share equivalents outstanding	50,132	56,468	51,642	56,527

Dividends declared per share	$.10	$.10	$.40	$.25

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Year Ended		First	Second	Third
	December 31,		December 31,		Quarter	Quarter	Quarter
	2005	2004	2005	2004	2005	2005	2005
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	623,156	581,797	2,375,469	2,371,326	569,556	569,867	612,890
Structural & Rail Division	198,363	158,108	826,661	734,115	186,614	205,433	236,251
Bar Products Division	93,333	109,179	357,241	317,931	89,548	108,434	65,926
	914,852	849,084	3,559,371	3,423,372	845,718	883,734	915,067

Other Operations**	124,391	95,778	460,448	359,410	97,241	99,424	139,392
Intercompany	(119,665)	(98,682)	(426,087)	(350,660)	(89,816)	(86,072)	(130,534)
Consolidated shipments	919,578	846,180	3,593,732	3,432,122	853,143	897,086	923,925

Steel Operations* production	941,915	845,826	3,616,480	3,468,123	882,311	893,559	898,695

Average consolidated selling price per ton	$619	$710	$608	$625	$669	$608	$540

* Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Bar Products Division

**Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets

Current assets
Cash and equivalents	$65,518	$16,334
Accounts receivable	241,708	253,861
Inventories	398,684	381,488
Deferred income taxes	6,516	6,856
Other current assets	13,307	18,980
Total current assets	725,733	677,519

Property, plant and equipment, net	999,969	1,024,044

Restricted cash	1,588	989

Other assets	30,397	31,067
Total assets	$1,757,687	$1,733,619

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$115,542	$141,888
Accrued interest	8,952	8,796
Accrued expenses	80,527	75,750
Current portion of long-term debt	2,156	6,774
Total current liabilities	207,177	233,208

Long-term debt
Senior unsecured 9.5% notes	300,000	300,000
Subordinated convertible 4.0% notes	115,000	115,000
Other long-term debt	17,959	19,458
Unamortized bond premium	5,459	7,147
Total long-term debt	438,418	441,605

Deferred income taxes	231,106	209,215

Minority interest	1,118	2,469

Commitments and contingencies

Stockholders’ equity
Common stock	529	523
Treasury stock, at cost	(270,905)	(84,141)
Additional paid-in capital	405,900	390,505
Retained earnings	744,344	540,235
Total stockholders’ equity	879,868	847,122
Total liabilities and stockholders’ equity	$1,757,687	$1,733,619

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Operating activities:
Net income	$64,937	$82,446	$221,785	$295,314

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	23,397	20,606	91,865	84,749
Deferred income taxes	8,365	40,533	22,231	107,404
Minority interest	174	195	(1,351)	1,856
Changes in certain assets and liabilities:
Accounts receivable	(23,083)	(6,109)	12,153	(127,838)
Inventories	(19,198)	(95,698)	(17,196)	(196,992)
Accounts payable	4,954	(8,474)	7,016	57,680
Other working capital	32,452	7,316	8,361	25,746

Net cash provided by operating activities	91,998	40,815	310,757	247,919

Investing activities:
Purchase of property, plant and equipment	(18,031)	(29,174)	(63,386)	(101,991)
Other investing activities	—	—	1,345	55
Net cash used in investing activities	(18,031)	(29,174)	(62,041)	(101,991)

Financing activities:
Issuance of long-term debt	—	24,008	268,706	188,292
Repayment of long-term debt	(36,299)	(126,630)	(276,511)	(347,487)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	1,556	6,030	15,401	27,899
Purchase of treasury stock	—	(55,130)	(186,764)	(55,179)
Dividends paid	(4,310)	(3,733)	(18,276)	(7,452)
Debt issuance costs	—	474	(2,088)	(1,097)

Net cash used in financing activities	(39,053)	(154,981)	(199,532)	(195,024)

Increase in cash and equivalents	34,914	(143,340)	49,184	(49,096)
Cash and equivalents at beginning of period	30,604	159,674	16,334	65,430

Cash and equivalents at end of period	$65,518	$16,334	$65,518	$16,334